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                                                                    EXHIBIT 2.2









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                          AGREEMENT AND PLAN OF MERGER

                                 by and between

                      OXFORD ELECTRONICS ACQUISITION CORP.
                            (a Delaware corporation)

                                      and

                            OXFORD ELECTRONICS, INC.
                            (a New York corporation)



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                           Dated as of March 31, 2000

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                         AGREEMENT AND PLAN OF MERGER

         AGREEMENT AND PLAN OF MERGER (the "Merger"), dated as of March 31, 2000 between Oxford Electronics Acquisition Corp., a Delaware corporation ("Acquisition Corp.") and Oxford Electronics, Inc., a New York corporation ("Oxford").

         WHEREAS, Oxford Acquisition has an authorized capital stock consisting of 100 shares of common stock, par value $0.01 per share, of which 100 shares have been duly issued and are now outstanding;

         WHEREAS, Oxford has an authorized capital stock consisting of 200 shares of common stock, no par value, of which 100 shares have been duly issued and are now outstanding;

         WHEREAS, the Board of Directors of Oxford Acquisition and Oxford, respectively, deem it advisable and generally to the advantage and welfare of the two corporate parties and their respective shareholders that Oxford merge with and into Oxford Acquisition under and pursuant to the provisions of
Section 253 of the General Corporation Law of the State of Delaware (the "DGCL") and Section 907 of the Business Corporation Law of the State of New York (the "BCL").

         Accordingly, in consideration of the mutual promises and arrangements set forth herein, and in order to set forth the terms and conditions of the Merger and the mode of carrying the same into effect, the parties hereby agree as follows:

     1. The Merger.

     1.1 The Merger. At the Effective Time (as defined in Section 1.3 hereof), and subject to the terms and conditions of this Agreement, the DGCL and the BCL, Oxford shall be merged with and into Acquisition Corp. in the Merger, the separate corporate existence of Oxford shall



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thereupon cease and Acquisition Corp. shall be the surviving corporation in the
Merger (the "Surviving Corporation").

     1.2 Surviving Corporation. At the Effective Time, Acquisition Corp. shall continue its corporate existence under the laws of the State of Delaware and shall thereupon and thereafter possess all rights, privileges, powers and franchises and all property of Oxford and shall be subject to all debts, liabilities and duties of Oxford, all as provided under the DGCL and the BCL.

     1.3 Effective Time of the Merger. The Merger shall become effective and be consummated at such time (the "Effective Time") as the Surviving Corporation shall have caused to be filed (i) one copy of the Certificate of Ownership and Merger with the Secretary of State of the State of Delaware (the "Delaware Secretary of State") and (ii) one copy of the Certificate Merger with the Secretary of State of the State of New York (the "New York Secretary of State").

     1.4 Corporate Name. At the Effective Time, the Surviving Corporation shall change its corporate name to "Oxford Electronics, Inc."

     1.5 Certificate of Incorporation. At the Effective Time, the Certificate of Incorporation of Acquisition Corp., as in effect immediately prior to the Effective Time, shall be amended and restated in the form attached hereto as
Exhibit 1 and become the Certificate of Incorporation of the Surviving Corporation until further amended as provided therein and under the DGCL.

     1.6 By-Laws of the Surviving Corporation. The By-Laws of Oxford, as in effect immediately prior to the Effective Time, shall be amended and restated in the form attached hereto as Exhibit 2 and become the By-Laws of the Surviving Corporation until further amended as provided therein and under the DGCL.

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     1.7 Directors and Officers of the Surviving Corporation. At the Effective
Time, the directors and officers of the Surviving Corporation shall be those persons who presently serve as directors and officers, respectively, of Acquisition Corp., in the case of directors, until their successors are elected and qualified and, in the case of officers, to serve at the pleasure of the Board of Directors of the Surviving Corporation.

     1.8 Conversion of Shares. Each issued and outstanding share of the Surviving Corporation shall, by virtue of the Merger and without any action on the part of the holder thereof, be canceled and retired and converted into no consideration per share. At the Effective Time, by virtue of the Merger and without any action on the part of either Oxford or Acquisition Corp., each issued and outstanding share of common stock, no par value per share, of Oxford shall be converted into and exchanged for one share of common stock, par value $0.01 per share, of the Surviving Corporation and shall constitute the sole issued and outstanding shares of capital stock of the Surviving Corporation. Accordingly, after the Effective Time, there shall be issued and outstanding 100 shares of common stock of the Surviving Corporation.

     1.9 Service of Process. The Surviving Corporation agrees that it may be served with process in the State of New York in any proceeding for enforcement of any obligation of Oxford as well as for the enforcement of any obligation of Oxford Acquisition arising from the merger.

     2. Miscellaneous.

     2.1 Amendment. At any time prior to the Effective Time, the parties hereto may, to the extent permitted by the DGCL and the BCL, by written agreement amend, modify or supplement any provision of this Agreement.

     2.2 Termination. This Agreement may be terminated and the Merger abandoned by the Board of Directors of Acquisition Corp. or Oxford at any time prior to the filing of a certified


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copy of this Agreement or other required documents with the Delaware Secretary of State and the New York Secretary of State.

     2.3 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such State.

     2.4 Headings. The headings set forth herein are for convenience only and shall not be used in interpreting the text of the section in which they appear.

     2.5 Counterparts. This Agreement may be executed in one or more counterparts which together shall constitute a single agreement.

         IN WITNESS WHEREOF, Oxford and Acquisition Corp., pursuant to the approval and authority duly given by resolutions adopted by their respective Board of Directors and approved by the stockholders of Acquisition Corp., have caused this Agreement and Plan of Merger to be executed as of the first date above written by their respective officers thereunto duly authorized.

                                           OXFORD ELECTRONICS, INC.


                                           By: /s/ Peter A. Pappas
                                              --------------------------
                                               Name:  Peter A. Pappas
                                               Title: Chairman and Chief
                                                      Executive Officer


                                           OXFORD ELECTRONICS ACQUISITION CORP.


                                           By: /s/ Peter A. Pappas
                                              -------------------------
                                               Name:  Peter A. Pappas
                                               Title: President



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